Preliminary Pricing Supplement W88	Registration Statement No. 333-206013
To underlying supplement No. 1 dated August 17, 2015,	Dated January 26, 2016; Rule 424(b)(2)
prospectus supplement dated July 31, 2015,
prospectus addendum dated January 1, 2016 and
prospectus dated July 31, 2015

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying underlying supplement, prospectus supplement, prospectus addendum and prospectus do not constitute an offer to sell nor do they seek an offer to buy the warrants in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated January 26, 2016

Structured Investments	Deutsche Bank AG Call Warrants Linked to an Equally Weighted Basket of Three Exchange Traded Funds Expiring February 1, 2018

General

•	The call warrants (the “warrants”) are designed for investors who seek a leveraged return at expiration based on the increase, if any, in the level of an equally weighted basket (the “Basket”) of three exchange traded funds. If the Final Basket Level is less than or equal to the Basket Strike Level, which is 100% of the Initial Basket Level, the warrants will expire worthless and investors will lose their entire investment in the warrants. If the Final Basket Level is greater than the Basket Strike Level, investors will receive a cash payment upon expiration based on the performance of the Basket. In this circumstance, investors will still lose some or a significant portion of their initial investment if the level of the Basket does not increase sufficiently to offset the Warrant Premium. The warrants do not pay any coupons or dividends. Any payment on the warrants is subject to the credit of the Issuer.

•	The warrants are risky investments. The warrants will be exercised automatically on the Expiration Date and you do not have the right to exercise your warrants prior to the Expiration Date. You will not be able to purchase the warrants unless you have an options-approved brokerage account. The warrants involve a high degree of risk and are not appropriate for investors who cannot sustain a total loss of their investment. You must be able to understand and bear the risk of an investment in the warrants and you should be experienced with respect to options and option transactions.

•	Unsecured contractual obligations of Deutsche Bank AG expiring February 1, 2018

•	Minimum initial investment of $10,032.00 or 76 warrants, each with a Notional Amount of $1,000 (and then in increments of one warrant thereafter), resulting in an aggregate minimum Notional Amount of $76,000.

•	The warrants are expected to price on or about January 29, 2016 (the “Trade Date”) and are expected to settle on or about February 3, 2016 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Issue Price per Warrant:	Equal to the Warrant Premium
Warrant Premium:	$132.00 per warrant (equal to 13.20% of the Notional Amount)
Notional Amount:	$1,000 per warrant
Warrant Premium Percentage:	13.20%, equal to the Warrant Premium divided by the Notional Amount
Basket:	The warrants are linked to an equally weighted basket consisting of three exchange traded funds (each, a “Basket Component” and collectively, the “Basket Components”), as listed below.
	Basket Component	Ticker Symbol	Basket Component Weighting	Initial Price*
	Financials Select Sector SPDR® Fund	XLF	1/3	$
	Health Care Select Sector SPDR® Fund	XLV	1/3	$
	Consumer Discretionary Select Sector SPDR® Fund	XLY	1/3	$
* The Initial Price for each Basket Component will be determined on the Trade Date.
Payment at Expiration:	On the Expiration Date, the warrants will be automatically exercised and you will receive a cash payment per warrant equal to the Cash Settlement Amount, which could be zero.
Cash Settlement Amount:

With respect to each warrant, the Cash Settlement Amount will be calculated as follows:

If the Final Basket Level is greater than the Basket Strike Level,

$1,000 x Basket Strike Return

If the Final Basket Level is less than or equal to the Basket Strike Level, $0.

If the Final Basket Level is less than or equal to the Basket Strike Level, the Basket Strike Return will be negative or zero and the warrants will expire worthless. If the level of the Basket does not increase, you will lose your entire investment in the warrants. In addition, if the Final Basket Level is not sufficiently greater than the Basket Strike Level to offset the Warrant Premium, you will lose a portion of your initial investment. In order to receive a positive return on your investment, the Final Basket Level must be greater than the Basket Strike Level by a percentage greater than the Warrant Premium Percentage.

Investing in the warrants involves a number of risks, including the risk that the warrants expire worthless and you lose your entire investment. See “Risk Factors” beginning on page PS-5 of the accompanying prospectus supplement, page 2 of the prospectus addendum and page 12 of the accompanying prospectus and “Selected Risk Considerations” beginning on page 7 of this pricing supplement.

The Issuer’s estimated value of the warrants on the Trade Date is approximately $105.00 to $110.00 per warrant, which is substantially less than the Issue Price. Please see “Issuer’s Estimated Value of the Warrants” on page 2 of this pricing supplement for additional information.

By acquiring the warrants, you will be bound by, and deemed irrevocably to consent to, the imposition of any Resolution Measure (as defined below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the warrants or the conversion of the warrants into ordinary shares or other instruments of ownership. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the warrants. Please see “Resolution Measures and Deemed Agreement” on page 3 of this pricing supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the warrants or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, prospectus supplement, prospectus addendum or prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Fees(1)	Proceeds to Issuer
Per warrant	$132.00	$5.00	$127.00
Total	$	$	$

(1)	J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as agents for the warrants. The agents will forgo fees for sales to fiduciary accounts. The total fees represent the amount that the agents receive from sales to accounts other than such fiduciary accounts. The agents will receive a fee from us that will not exceed $5.00 per warrant. For more information, see “Supplemental Plan of Distribution” in this pricing supplement.

The warrants are not bank deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

JPMorgan

Placement Agent

January 26, 2016

(Key Terms continued from previous page)

Basket Strike Return:	Calculated as follows:
Final Basket Level – Basket Strike Level
Initial Basket Level
Initial Basket Level:	Set equal to 100 on the Trade Date
Basket Strike Level:	100% of the Initial Basket Level
Final Basket Level:	The Final Basket Level on the Final Valuation Date will be calculated as follows:
100 × [1 + the sum of the Basket Component Return of each Basket Component x (1/3)]
Basket Component Return:	With respect to each Basket Component, the performance of such Basket Component from its Initial Price to its Final Price on the Final Valuation Date, calculated as follows:
Final Price – Initial Price
Initial Price
Initial Price:	With respect to each Basket Component, the Closing Price of such Basket Component on the Trade Date, as set forth in the table above
Final Price:	With respect to each Basket Component, the Closing Price of such Basket Component on the Final Valuation Date
Closing Price:	With respect to each Basket Component, as defined under “General Terms of the Warrants — Definitions.” The Closing Price for each Basket Component may be adjusted by its Share Adjustment Factor as described under “General Terms of the Warrants.”
Share Adjustment Factor:	With respect to each Basket Component, initially 1.0, subject to adjustment for certain actions affecting such Basket Component. See “General Terms of the Warrants — Anti-Dilution Adjustments for Basket Components” in this pricing supplement.
Trade Date[2]:	January 29, 2016
Settlement Date[2]:	February 3, 2016
Final Valuation Date[1,2]:	January 29, 2018
Expiration Date[1,2]:	February 1, 2018
Listing:	The warrants will not be listed on any securities exchange.
CUSIP/ISIN:	25190F624 / US25190F6245

1 Subject to adjustment as described under “General Terms of the Warrants — Market Disruption Events” in this pricing supplement.

2 In the event that we make any change to the expected Trade Date or Settlement Date, the Final Valuation Date and Expiration Date may be changed so that the stated term of the warrants remains the same.

Issuer’s Estimated Value of the Warrants

The Issuer’s estimated value of the warrants is our valuation of the warrants calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the warrants or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the warrants on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the warrants. The difference between the Issue Price and the Issuer’s estimated value of the warrants on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the warrants through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the warrants on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your warrants in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the warrants from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the warrants on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the warrants determined by reference to our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the warrants and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our warrants for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the warrants on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures and Deemed Agreement

On May 15, 2014, the European Parliament and the Council of the European Union adopted a directive establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or “Resolution Act”), which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union has been transferred to a single European resolution authority which works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities under a European Union regulation establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (“SRM Regulation”). Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the warrants may be subject to any Resolution Measure (as defined below) by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the warrants, you will be bound by and deemed irrevocably to consent to the provisions set forth in the accompanying prospectus addendum, which we have summarized below.

By acquiring the warrants, you will be bound by and will be deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the warrants may be subject to the powers exercised by the competent resolution authority to: (i) write down, including to zero, any payment (or delivery obligations) on the warrants; (ii) convert the warrants into ordinary shares of (a) the issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; and/or (iii) apply any other resolution measure including, but not limited to, any transfer of the warrants to another entity, the amendment, modification or variation of the terms and conditions of the warrants or the cancellation of the warrants. We refer to each of these measures as a “Resolution Measure.” A “group entity” refers to an entity that is included in the corporate group subject to a Resolution Measure. A “bridge bank” refers to a newly chartered German bank that would receive some or all of our assets, liabilities and material contracts, including those attributable to our branches and subsidiaries, in a resolution proceeding.

Furthermore, by acquiring the warrants, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by, to acknowledge and to accept any Resolution Measure and any amendment, modification or variation of the terms and conditions of the warrants to give effect to any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default under the warrants or under the warrant agreement dated November 15, 2007 between us and Deutsche Bank Trust Company Americas (“DBTCA”), as warrant agent, as amended and supplemented from time to time (the “Warrant Agreement”);

•	waive, to the fullest extent permitted by applicable law, any and all claims against the warrant agent for, agree not to initiate a suit against the warrant agent in respect of, and agree that the warrant agent will not be liable for, any action that the warrant agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the warrants; and

•	will be deemed irrevocably to have (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the warrants; (ii) authorized, directed and requested The Depository Trust Company (“DTC”) and any participant in DTC or other intermediary through which you hold such warrants to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the warrants as it may be imposed, without any further action or direction on your part or on the part of the warrant agent; and (iii) acknowledged and accepted that the Resolution Measure provisions described herein and in the “Resolution Measure” section of the accompanying prospectus addendum are exhaustive on the matters described herein and therein to the exclusion of any other agreements, arrangements or understandings between you and the issuer relating to the terms and conditions of the warrants.

This is only a summary, for more information please see the accompanying prospectus addendum dated January 1, 2016.

Additional Terms Specific to the Warrants

You should read this pricing supplement together with the underlying supplement No. 1 dated August 17, 2015, the prospectus supplement dated July 31, 2015 relating to our warrants, the prospectus addendum dated January 1, 2016 and the prospectus dated July 31, 2015. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Underlying supplement No. 1 dated August 17, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006546/crt_dp58829-424b2.pdf

Prospectus supplement dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006049/crt-dp58160_424b2.pdf

Prospectus addendum dated January 1, 2016:

http://www.sec.gov/Archives/edgar/data/1159508/000095010316009887/crt-dp62226_424b3.pdf

Prospectus dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000119312515273165/d40464d424b2.htm

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the warrants and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying prospectus supplement, prospectus addendum and prospectus, as the warrants involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the warrants.

You may revoke your offer to purchase the warrants at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the warrants prior to their issuance. We will notify you in the event of any changes to the terms of the warrants and you will be asked to accept such changes in connection with your purchase of any warrants. You may choose to reject such changes, in which case we may reject your offer to purchase the warrants.

What Is the Cash Settlement Amount, Assuming a Range of Performances for the Basket?

The table and examples below illustrate the potential Cash Settlement Amounts per warrant on the Expiration Date for a hypothetical range of performances of the Basket from -100.00% to 100.00%. The hypothetical Cash Settlement Amounts set forth below reflect the Basket Strike Level of 100% of the Initial Basket Level, the Warrant Premium Percentage of 13.20%, the Warrant Premium of $132.00 per warrant and the Initial Basket Level of 100. The table and the hypothetical examples set forth below are for illustrative purposes only. The actual return applicable to a purchaser of the warrants will be based on the performances of the Basket Components, determined using the Closing Prices of the Basket Components on the Final Valuation Date. The numbers appearing in the following table and examples may have been rounded for ease of analysis.

Hypothetical Final Basket Level	Percentage Change from Initial Basket Level	Hypothetical Basket Strike Return	Cash Settlement Amount	Cash Settlement Amount minus Warrant Premium	Cash Settlement Amount minus Warrant Premium as Percentage Return on Warrant Premium
200.00	100.00%	100.00%	$1,000.00	$868.00	657.58%
190.00	90.00%	90.00%	$900.00	$768.00	581.82%
180.00	80.00%	80.00%	$800.00	$668.00	506.06%
170.00	70.00%	70.00%	$700.00	$568.00	430.30%
160.00	60.00%	60.00%	$600.00	$468.00	354.55%
150.00	50.00%	50.00%	$500.00	$368.00	278.79%
140.00	40.00%	40.00%	$400.00	$268.00	203.03%
130.00	30.00%	30.00%	$300.00	$168.00	127.27%
120.00	20.00%	20.00%	$200.00	$68.00	51.52%
115.00	15.00%	15.00%	$150.00	$18.00	13.64%
113.20	13.20%	13.20%	$132.00	$0.00	0.00%
110.00	10.00%	10.00%	$100.00	-$32.00	-24.24%
105.00	5.00%	5.00%	$50.00	-$82.00	-62.12%
100.00	0.00%	0.00%	$0.00	-$132.00	-100.00%
90.00	-10.00%	-10.00%	$0.00	-$132.00	-100.00%
80.00	-20.00%	-20.00%	$0.00	-$132.00	-100.00%
70.00	-30.00%	-30.00%	$0.00	-$132.00	-100.00%
60.00	-40.00%	-40.00%	$0.00	-$132.00	-100.00%
50.00	-50.00%	-50.00%	$0.00	-$132.00	-100.00%
40.00	-60.00%	-60.00%	$0.00	-$132.00	-100.00%
30.00	-70.00%	-70.00%	$0.00	-$132.00	-100.00%
20.00	-80.00%	-80.00%	$0.00	-$132.00	-100.00%
10.00	-90.00%	-90.00%	$0.00	-$132.00	-100.00%
0.00	-100.00%	-100.00%	$0.00	-$132.00	-100.00%

Hypothetical Examples of Amounts Payable at Expiration

The following hypothetical examples illustrate how the Cash Settlement Amounts set forth above are calculated.

Example 1: The level of the Basket increases 30.00% from the Initial Basket Level of 100.00 to a Final Basket Level of 130.00. Because the Final Basket Level of 130.00 is greater than the Basket Strike Level of 100.00, the Basket Strike Return is 30.00% and the investor will be entitled to receive a Cash Settlement Amount of $300.00 per warrant, calculated as follows:

$1,000 x Basket Strike Return

$1,000 x 30.00% = $300.00

Taking into account the investor’s payment of the Warrant Premium of $132.00, the payment of the Cash Settlement Amount of $300.00 represents a gain of $168.00 per warrant, or 127.27% of the initial investment of $132.00.

Example 2: The level of the Basket increases 5.00% from the Initial Basket Level of 100.00 to a Final Basket Level of 105.00. Because the Final Basket Level of 105.00 is greater than the Basket Strike Level of 100.00, the Basket Strike Return is 5.00% and the investor will be entitled to receive a Cash Settlement Amount of $50.00 per warrant, calculated as follows:

$1,000 x Basket Strike Return

$1,000 x 5.00% = $50.00

In this example, because the Final Basket Level is greater than the Basket Strike Level by only 5.00%, which is less than the Warrant Premium Percentage of 13.20%, the investor’s Cash Settlement Amount of $50.00 per warrant will result in a -62.12% loss of its initial investment of $132.00.

Example 3: The Final Basket Level of 100.00 is the same as the Initial Basket Level. Because the Final Basket Level of 100.00 is equal to the Basket Strike Level, the Basket Strike Return is 0.00% and the warrants expire worthless. As a result, the investor will lose its entire investment in the warrants.

Example 4: The level of the Basket decreases 30.00% from the Initial Basket Level of 100.00 to a Final Basket Level of 70.00. Because the Final Basket Level of 70.00 is less than the Basket Strike Level of 100.00, the Basket Strike Return is -30.00% and the warrants expire worthless. As a result, the investor will lose its entire investment in the warrants.

Selected Purchase Considerations

•	UNCAPPED APPRECIATION POTENTIAL; LOSS OF ENTIRE INVESTMENT IF THE LEVEL OF THE BASKET DOES NOT INCREASE — The warrants provide exposure to the performance of the Basket if the Final Basket Level is greater than the Basket Strike Level by a percentage greater than the Warrant Premium Percentage of 13.20%. For example, if the closing level of the Basket increases 30.00% from the Initial Basket Level to the Final Basket Level, investors will receive a Cash Settlement Amount of $300.00 at expiration, representing a gain of 127.27% of the initial investment of $132.00. If the Final Basket Level is greater than the Basket Strike Level but by a percentage less than the Warrant Premium Percentage, you will lose some or a significant portion of your initial investment. If the Final Basket Level is less than or equal to the Basket Strike Level, the warrants will expire worthless and you will lose your entire investment in the warrants. Any payment on the warrants at expiration is subject to our ability to satisfy our obligations as they become due. You should read this pricing supplement carefully and understand the terms of the warrants and the manner in which the Cash Settlement Amount is determined before deciding that an investment in the warrants is suitable for you.

•	THE WARRANTS ARE SUITABLE ONLY FOR INVESTORS WITH OPTIONS-APPROVED ACCOUNTS — You will not be able to purchase the warrants unless you have an options-approved brokerage account. The warrants involve a high degree of risk and are not appropriate for every investor. You must be able to understand and bear the risk of an investment in the warrants and you should be experienced with respect to options and option transactions.

•	RETURN LINKED TO THE PERFORMANCE OF an EQUALLY WEIGHTED BASKET oF THREE EXCHANGE TRADED FUNDS — The return on the warrants, which may be positive, zero or negative, is linked to the performance of an equally weighted basket of three exchange traded funds: the Financials Select Sector SPDR® Fund, the Health Care Select Sector SPDR® Fund and the Consumer Discretionary Select Sector SPDR® Fund.

Financials Select Sector SPDR® Fund

The Financials Select Sector SPDR® Fund seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Financials Select Sector Index. The Financials Select Sector Index measures the performance of the financial services sector of the U.S. equity market. This is only a summary of the Financials Select Sector SPDR® Fund. For more information on the Financials Select Sector SPDR® Fund, please see the section entitled “The Financials Select Sector SPDR® Fund” in the accompanying underlying supplement No. 1 dated August 17, 2015.

Health Care Select Sector SPDR® Fund

The Health Care Select Sector SPDR® Fund seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Health Care Select Sector Index. The Health Care Select Sector Index measures the performance of the health care sector of the U.S. equity market. This is only a summary of the Health Care Select Sector SPDR® Fund. For more information on the Health Care Select Sector SPDR® Fund, please see the section entitled “The Health Care Select Sector SPDR® Fund” in the accompanying underlying supplement No. 1 dated August 17, 2015.

Consumer Discretionary Select Sector SPDR® Fund

The Consumer Discretionary Select Sector SPDR® Fund seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Consumer Discretionary Select Sector Index. The Consumer Discretionary Select Sector Index measures the performance of companies that are involved in the development and production of consumer discretionary products. This is only a summary of the Consumer Discretionary Select Sector SPDR® Fund. For more information on the Consumer Discretionary Select Sector SPDR® Fund, please see the section entitled “The Consumer Discretionary Select Sector SPDR® Fund” in this pricing supplement.

•	MINIMUM INITIAL INVESTMENT — The minimum initial investment is $10,032.00 or 76 warrants, each with a Notional Amount of $1,000 (and then in increments of one warrant thereafter), resulting in an aggregate minimum Notional Amount of $76,000.

•	TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the warrants will be treated for U.S. federal income tax purposes as cash-settled options. Generally, (i) you will not recognize taxable income or loss with respect to a warrant prior to its exercise or lapse, other than pursuant to a taxable disposition, and (ii) the gain or loss on your warrant will be capital gain or loss and will be long-term capital gain or loss if you have held the warrant for more than one year.

Non-U.S. holders should note that, notwithstanding anything to the contrary in the section of the accompanying product supplement entitled “United States Federal Income Taxation,” recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the warrants.

You should review carefully the section of the accompanying prospectus supplement entitled “United States Federal Income Taxation.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the warrants.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the warrants.

For a discussion of certain German tax considerations relating to the warrants, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the warrants, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the warrants involves significant risks. Investing in the warrants is not equivalent to investing directly in the shares of the Basket Components or any of the component securities held by any of the Basket Components. In addition to these selected risk considerations, you should review the “Risk Factors” sections of the accompanying prospectus supplement, prospectus addendum and prospectus.

•	THE WARRANTS ARE A RISKY INVESTMENT AND THE WARRANTS WILL EXPIRE WORTHLESS IF THE FINAL BASKET LEVEL IS LESS THAN OR EQUAL TO THE BASKET STRIKE LEVEL — The warrants are highly speculative and highly leveraged. If the Final Basket Level is less than or equal to the Basket Strike Level, the warrants will expire worthless and you will lose your entire investment in the warrants. The warrants are not suitable for investors who cannot sustain a total loss of their investment. You should be willing and able to sustain a total loss of your investment in the warrants.

•	YOU MAY LOSE SOME OR a SIGNIFICANT PORTION OF YOUR INITIAL INVESTMENT EVEN IF THE FINAL BASKET LEVEL IS GREATER THAN THE BASKET STRIKE LEVEL — Even if the Final Basket Level is greater than the Basket Strike Level, you will lose some or a significant portion of your initial investment if the Final Basket Level is greater than the Basket Strike Level but by a percentage less than the Warrant Premium Percentage of 13.20%. In order for you to receive a Cash Settlement Amount greater than your initial investment, the Final Basket Level must be greater than the Basket Strike Level by a percentage greater than the Warrant Premium Percentage.

•	The warrants are suitable only for investors with options-approved accounts — You will not be able to purchase the warrants unless you have an options-approved brokerage account. The warrants involve a high degree of risk and are not appropriate for every investor. You must be able to understand and bear the risk of an investment in the warrants and you should be experienced with respect to options and option transactions.

•	The warrants do not provide for ANY coupon payments, DIVIDEND PAYMENTS or Voting rights — As a holder of the warrants, you will not receive any coupon payments and you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component securities held by the Basket Components or holders of the shares of the Basket Components would have.

•	THE warrants ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The warrants are unsecured contractual obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the warrants depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the warrants. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the warrants and, in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the warrants and you could lose your entire investment.

•	THE WARRANTS MAY BE WRITTEN DOWN, BE CONVERTED INTO ORDINARY SHARES OR OTHER INSTRUMENTS OF OWNERSHIP OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US — On May 15, 2014, the European Parliament and the Council of the European Union adopted the Bank Recovery and Resolution Directive establishing a framework for the recovery and resolution of credit institutions and investment firms. The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. To implement the Bank Recovery and Resolution Directive, Germany adopted the Resolution Act, which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union has been transferred to a single European resolution authority which works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities under the SRM Regulation. Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the warrants are subject to the powers exercised by the competent resolution authority to impose a Resolution Measure on us, which may include: writing down, including to zero, any claim for payment on the warrants; converting the warrants into ordinary shares of (i) the issuer, (ii) any group entity or (iii) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; or applying any other resolution measure including, but not limited to, transferring the warrants to another entity, amending, modifying or varying the terms and conditions of the warrants or cancelling of the warrants. The competent resolution authority may apply Resolution Measures individually or in any combination.

The German law on the mechanism for the resolution of banks of November 2, 2015 (Abwicklungsmechanismusgesetz, or the “Resolution Mechanism Act”) provides that, among the unsecured unsubordinated obligations of the issuer, those obligations that are excluded from the statutory definition of “debt instruments” under the Resolution Mechanism Act would be satisfied first in a German insolvency proceeding with respect to the issuer. This prioritization would also be given effect in a resolution proceeding with respect to the issuer, so that obligations excluded from the statutory definition of “debt instruments” would be written down or converted into common equity tier 1 instruments only after eligible liabilities that are debt instruments have been written down or so converted. Among those unsecured unsubordinated obligations that fall outside the statutory definition of “debt instruments” and would be satisfied first under the Resolution Mechanism Act are senior unsecured debt instruments whose terms provide that (i) the repayment or the amount of the repayment depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued or is settled in a way other than by monetary payment or (ii) the payment of interest or the amount of the interest payments depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued unless the payment of interest or the amount of the interest payments solely depends on a fixed or floating reference interest rate and is settled by monetary payment. This order of priorities would apply to resolution and German insolvency proceedings commenced on or after January 1, 2017 with retroactive effect for outstanding debt instruments of the issuer. In a resolution or German insolvency proceeding with respect to the issuer, the competent regulatory authority or court would determine which of our senior debt securities issued under the prospectus have the terms described in clauses (i) or (ii) above, referred to herein as the “Structured Debt Securities,” and which do not, referred to herein as the “Non-Structured Debt Securities.” In a resolution or German insolvency proceeding with respect to the issuer, the warrants are expected to be among the unsecured unsubordinated obligations that would be satisfied before the Non-Structured Debt Securities as described above. Imposition of a Resolution Measure would likely occur if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. The Bank Recovery and Resolution Directive and the Resolution Act are intended to eliminate the need for public support of troubled banks, and you should be aware that public support, if any, would only potentially be used by the competent supervisory authority as a last resort after having assessed and exploited, to the maximum extent practicable, the resolution tools, including the bail-in tool. You may lose some or all of your investment in the warrants if a Resolution Measure becomes applicable to us.

By acquiring the warrants, you would have no claim or other right against us arising out of any Resolution Measure, and we would have no obligation to make payments under the warrants following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default under the warrants or under the Warrant Agreement. Furthermore, because the warrants are subject to any Resolution Measure, secondary market trading in the warrants may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the warrants, you waive, to the fullest extent permitted by applicable law, any and all claims against the warrant agent for, agree not to initiate a suit against the warrant agent in respect of, and agree that the warrant agent will not be liable for, any action that the warrant agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the warrants. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure.

•	THE ISSUER’S ESTIMATED VALUE OF THE WARRANTS ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE WARRANTS — The Issuer’s estimated value of the warrants on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the warrants. The difference between the Issue Price and the Issuer’s estimated value of the warrants on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the warrants through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the warrants is determined by reference to our pricing models. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your warrants or otherwise value your warrants, that price or value may differ materially from the estimated value of the warrants determined by reference to our pricing models. This difference is due to, among other things, any difference in pricing models or assumptions used by any dealer who may purchase the warrants in the secondary market.

•	INVESTING IN THE warrants IS NOT THE SAME AS INVESTING IN THE SHARES OF THE BASKET COMPONENTS OR THE COMPONENT SECURITIES HELD BY THE BASKET COMPONENTS — Your return on the warrants, if any, will not reflect the return you would realize if you invested directly in the shares of the Basket Components or the component securities held by the Basket Components. If the level of the Basket increases sufficiently above the Basket Strike Level on the Final Valuation Date, you will receive a percentage return on your initial investment that is greater than the percentage increase in the level of the Basket from the Trade Date. However, unlike a direct investment in the shares of the Basket Components or the component securities held by the Basket Components, if the level of the Basket does not increase above the Basket Strike Level on the Final Valuation Date, you will lose your entire investment in the warrants.

•	IF THE LEVEL OF THE BASKET CHANGES, THE VALUE OF YOUR WARRANTS MAY NOT CHANGE IN THE SAME MANNER — Your warrants may trade quite differently from the level of the Basket. Changes in the level of the Basket may not result in comparable changes in the value of your warrants.

•	THE CORRELATION AMONG THE BASKET COMPONENTS COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the prices of the Basket Components increase or decrease to the same degree at the same time. The value of the warrants may be adversely affected by increased positive correlation between the Basket Components, in particular when the prices of Basket Components decrease. The value of the warrants may also be adversely affected by increased negative correlation between the Basket Components, in which case any positive performance of one or more Basket Components could be entirely offset by the negative performance of one or more other Basket Components.

•	CHANGES IN THE VALUE OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER — The warrants are linked to an equally weighted basket consisting of three Basket Components. Price movements in the Basket Components may not correlate with each other. At a time when the prices of some of the Basket Components increase, the prices of other Basket Components may not increase as much or may decrease. Therefore, in calculating the Final Basket Level, increases in the Closing Prices of some of the Basket Components on the Final Valuation Date may be moderated, offset or more than offset by lesser increases or decreases in the Closing Prices of the other Basket Components on the Final Valuation Date.

•	The Policies of the Investment Advisor to A BASKET COMPONENT and Changes that Affect the BASKET COMPONENT or ITS Tracked IndEX Could Adversely Affect the Value of the Warrants — The policies of the investment advisor to a Basket Component (the “Basket Component Advisor”) concerning the calculation of the Basket Component’s net asset value (“NAV”), additions, deletions or substitutions of securities or other assets or financial measures underlying the Basket Component, substitution of the index tracked by the Basket Component (the “Tracked Index”) and the manner in which changes affecting how the Tracked Index are reflected in the Basket Component could adversely affect the prices of the Basket Component and, therefore, the value of, and return on, your warrants. The value of, and return on, your warrants could also be adversely affected if the Basket Component Advisor changes these policies, for example, by changing the manner in which they calculate a Basket Component’s NAV, or if the Basket Component Advisor discontinues or suspends calculation or publication of the Basket Component’s NAV, in which case it may become difficult to determine the value of the warrants. If events such as these occur or if the Closing Price of a Basket Component are not available on the Final Valuation Date because of a Market Disruption Event (as defined below) or for any other reason, the Calculation Agent (as defined below), in certain circumstances, may determine the Closing Price of the Basket Component on the Final Valuation Date and the Cash Settlement Amount in a manner it considers appropriate in its sole discretion.

•	The Performance of A BASKET COMPONENT, Particularly During Periods of Market Volatility, May Not Match the Performance of ITS Tracked indEX or ITS Net Asset Value per Share — The performance of a Basket Component may not match the performance of its Tracked Index due to a number of factors. For instance, a Basket Component may not hold all or substantially all of the securities included in its Tracked Index and the Basket Component Advisor may invest a portion of the Basket Component’s assets in securities not included in its Tracked Index. Therefore, the performance of a Basket Component is generally linked, in part, to assets other than the securities included in its Tracked Index. Additionally, the performance of a Basket Component will reflect transaction costs and fees that are not included in the calculation of its Tracked Index.

In addition, because the shares of the Basket Components are traded on a securities exchange and are subject to supply and demand, the performance of one share of a Basket Component may differ from the performance of its Tracked Index or its NAV per share. Furthermore, during periods of market volatility, securities or other assets held by a Basket Component may be unavailable in the secondary market due to reduced liquidity or suspensions or limitations of trading, making it difficult for market participants to accurately calculate the NAV per share of the Basket Component and/or create, redeem or hedge shares of the Basket Component. In such circumstances, the prices at which market participants are willing to buy and sell shares of the Basket Component may be significantly lower than its NAV and the liquidity of the shares of the Basket Component may be materially and adversely affected. Consequently, the performance of the Basket Component may deviate significantly from the performance of its Tracked Index or its NAV per share. These circumstances may or may not constitute Market Disruption Events and, in either case, your return on the warrants may be determined based on the price of the Basket Component when it deviates significantly from the performance of the Tracked Index or its NAV per share. If this occurs, the value of, and your return on, the warrants may be materially and adversely affected.

•	ANTI-DILUTION PROTECTION IS LIMITED, AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THIS PRICING SUPPLEMENT — The Calculation Agent will make adjustments to the Share Adjustment Factor for a Basket Component, which will initially be set at 1.0, for certain events affecting the shares of the Basket Component. The Calculation Agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Basket Component. If such an event occurs that does not require the Calculation Agent to make an adjustment, the value of the warrants may be materially and adversely affected. In addition, you should be aware that the Calculation Agent may, at its sole discretion, make adjustments to the Share Adjustment Factor for a Basket Component or any other terms of the warrants that are in addition to, or that differ from, those described in this pricing supplement to reflect changes occurring in relation to the Basket Component in circumstances where the Calculation Agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments described in this pricing supplement may be materially adverse to investors in the warrants. You should read “General Terms of the Warrants — Anti-Dilution

Adjustments for Basket Components” in this pricing supplement in order to understand the adjustments that may be made to the warrants.

•	THERE IS NO AFFILIATION BETWEEN THE BASKET COMPONENTS OR THE UNDERLYING STOCK ISSUERS AND US AND WE HAVE NOT PARTICIPATED IN THE PREPARATION OF, OR VERIFIED, ANY DISCLOSURE BY THE UNDERLYING STOCK ISSUERS — We are not affiliated with any Basket Component or the issuers of the component stocks held by such Basket Component or underlying its Tracked Index (such stocks, “Underlying Stocks,” and the issuers of Underlying Stocks, “Underlying Stock Issuers”). However, we or our affiliates may currently or from time to time in the future engage in business with the Underlying Stock Issuers, including extending loans to, making equity investments in, acting as underwriter in connection with future offerings of the Underlying Stocks by, or providing advisory services (including merger and acquisition advisory services) to, such Underlying Stock Issuers. In the course of this business, we or our affiliates may acquire non-public information about the Underlying Stock Issuers and we will not disclose any such information to you. Nevertheless, neither we nor our affiliates have participated in the preparation of, or verified, any information about the Underlying Stocks or any of the Underlying Stock Issuers. You, as an investor in the warrants, should make your own investigation into the Underlying Stocks and the Underlying Stock Issuers. Neither the Basket Component Advisor nor any of the Underlying Stock Issuers is involved in this offering in any way and none of them has any obligation of any sort with respect to your warrants. The Basket Component Advisor has no obligation to take your interests into consideration for any reason, including when taking any actions that would require the Calculation Agent to adjust the Share Adjustment Factor, which may adversely affect the value of your warrants.

•	The warrants are non-standardized options — The warrants are not standardized options of the type issued by the Options Clearing Corporation (the “OCC”), a clearing agency regulated by the SEC. The warrants are our unsecured contractual obligations and will rank equally and pari passu with our other unsecured contractual obligations and with our unsecured and unsubordinated debt obligations, subject to any statutory priority regime of the jurisdiction of our incorporation (or, in the case of warrants issued by us through a branch, of the jurisdiction where the branch is established) that provides certain claims will be satisfied first in a resolution or German insolvency proceeding with respect to the issuer. Thus, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member’s failure, investors in the warrants may look solely to Deutsche Bank AG for performance of its obligation to pay the Cash Settlement Amount, if any, upon the automatic exercise of the warrants. Additionally, the secondary market for the warrants, if any exists, is not expected to be as liquid as the market for OCC standardized options and, therefore, sales of the warrants prior to the Expiration Date may yield a sale price that is lower than the theoretical value of the warrants based on the then-prevailing level of the Basket. See also “The Warrants Will Not Be Listed and There Will Likely Be Limited Liquidity” below.

•	THE TIME REMAINING TO THE EXPIRATION DATE MAY ADVERSELY AFFECT THE MARKET VALUE OF THE WARRANTS — A portion of the market value of a warrant at any time depends on the level of the Basket at such time relative to the Basket Strike Level and is known as the “intrinsic value” of the warrant. If the level of the Basket is higher than the Basket Strike Level at any time, the intrinsic value of the warrant is positive and the warrant is considered “in the money”; whereas, if the level of the Basket is lower than the Basket Strike Level at any time, the intrinsic value of the warrant is zero and the warrant is considered “out of the money.” Another portion of the market value of a warrant at any time prior to expiration depends on the length of time remaining until the Expiration Date and is known as the “time value” of the warrant. After the Trade Date, the time value of the warrant represents its entire value; thereafter, the time value generally diminishes until, at expiration, the time value of the warrant is zero. Assuming all other factors are held constant, the risk that the warrants will expire worthless will increase the more the level of the Basket falls below the Basket Strike Level and the shorter the time remaining until the Expiration Date. Therefore, the market value of the warrants will reflect both the rise or decline in the level of the Basket and the time remaining to the Expiration Date, among other factors. See also “Assuming No Changes In Market Conditions And Other Relevant Factors, The Price You May Receive For Your Warrants In Secondary Market Transactions Would Generally Be Lower Than Both The Issue Price And The Issuer’s Estimated Value Of The Warrants On The Trade Date” below.

•	The warrants will be automatically exercised on the Expiration Date — The warrants will be automatically exercised on the Expiration Date. Neither you nor we can exercise the warrants at any time prior to the Expiration Date. Accordingly, unless you sell the warrants prior to the Expiration Date, you will not be able to capture any beneficial changes in the level of the Basket prior to the Final Valuation Date. Further, you do not have a choice as to whether the warrants will be automatically exercised on the Expiration Date. Accordingly, you will not be able to benefit from any increase in the level of the Basket that occurs after the Final Valuation Date.

•	PAST PERFORMANCE OF THE BASKET COMPONENTS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Basket Components over the term of the warrants may bear little relation to the historical closing prices of the Basket Components and/or the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Basket Components or whether the performance of the Basket Components will result in the return of any of your investment.

•	Assuming No Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Warrants in Secondary Market Transactions Would Generally Be Lower than Both the Issue Price and the Issuer’s Estimated Value of the Warrants on the Trade Date — The Issuer’s estimated value of the warrants on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the warrants. The Issuer’s estimated value of the warrants on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your warrants in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the warrants from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the warrants on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the warrants determined by reference to our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the warrants and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our warrants for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the warrants on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the warrants and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your warrants, including the price you may receive in any secondary market transactions. Any sale prior to the Expiration Date could result in a substantial loss to you. The warrants are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your warrants to expiration.

•	THE WARRANTS WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED Liquidity — The warrants will not be listed on any securities exchange. There may be little or no secondary market for the warrants. We or our affiliates intend to act as market makers for the warrants but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the warrants when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the warrants, the price at which you may be able to sell your warrants is likely to depend on the price, if any, at which we or our affiliates are willing to buy the warrants. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the warrants. If you have to sell your warrants prior to expiration, you may not be able to do so or you may have to sell them at a substantial loss.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE Warrants — While we expect that, generally, the level of the Basket will affect the value of the warrants more than any other single factor, the value of the warrants prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Components;

•	the time remaining to the Expiration Date of the warrants;

•	the market prices and dividend rates of the Basket Components and of the component securities held by the Basket Components;

•	interest rates and yields in the market generally;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Basket Components, the Tracked Indices of the Basket Components or the markets generally;

•	the composition of the Basket Components;

•	the occurrence of certain events affecting the Basket Components that may or may not require an anti-dilution adjustment;

•	supply and demand for the warrants; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	TRADING AND OTHER TRANSACTIONS BY US, JPMORGAN CHASE & CO. OR OUR OR ITS AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE WARRANTS — We or our affiliates expect to hedge our exposure from the warrants by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We, JPMorgan Chase & Co. or our or its affiliates may also engage in trading in instruments linked or related to the Basket Components on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the level of the Basket and, therefore, make it less likely that you will receive a positive return on your investment in the warrants. It is possible that we, JPMorgan Chase & Co. or our or its affiliates could receive substantial returns from these hedging and trading activities while the value of the warrants declines. We, JPMorgan Chase & Co. or our or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Basket Components. To the extent we, JPMorgan Chase & Co. or our or its affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our, JPMorgan Chase & Co.’s or our or its affiliates’ interests with respect to such products may be adverse to those of the holders of the warrants. Introducing competing products into the marketplace in this manner could adversely affect the level of the Basket and the value of the warrants. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the warrants.

•	WE, JPMORGAN CHASE & CO. OR OUR OR ITS AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE WARRANTS. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE LEVEL OF THE BASKET AND THE VALUE OF THE WARRANTS — We, JPMorgan Chase & Co. or our or its affiliates may publish research from time to time on financial markets and other matters that could adversely affect the level of the Basket and the value of the warrants, or express opinions or provide recommendations that are inconsistent with purchasing or holding the warrants. Any research, opinions or recommendations expressed by us, JPMorgan Chase & Co. or our or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the warrants and the Basket.

•	POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the warrants, including acting as Calculation Agent (as defined below), hedging our obligations under the warrants and determining the Issuer’s estimated value of the warrants on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the warrants from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the warrants. The Calculation Agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the warrants on any relevant date or time. The Calculation Agent also has some discretion about certain adjustments to the Share Adjustment Factor for each Basket Component and will be responsible for determining whether a Market Disruption Event or discontinuation of a Basket Component has occurred. Any determination by the Calculation Agent could adversely affect the return on the warrants.

The Consumer Discretionary Select Sector SPDR® Fund

We have derived all information contained in this pricing supplement regarding the Consumer Discretionary Select Sector SPDR® Fund, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We have not participated in the preparation of, or verified, such information. Such information reflects the policies of, and is subject to change by SSgA Funds Management, Inc. (“SSFM”). The Consumer Discretionary Fund is one of the Select Sector SPDR ETFs, which are investment portfolios maintained and managed by SSFM. SSFM is the investment advisor to the Select Sector SPDR ETFs.

The Select Sector SPDR® Trust (the “Trust”) is a registered investment company that consists of nine separate investment portfolios, including the Select Sector SPDR ETFs. Information provided to or filed with the SEC (the “Commission”) by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57791 and 811-08837, respectively, through the Commission’s website at http://www.sec.gov. For additional information regarding the Trust, SSFM and the Consumer Discretionary Select Sector SPDR® Fund, please see the Consumer Discretionary Select Sector SPDR® Fund’s Prospectus.

The Consumer Discretionary Select Sector SPDR® Fund is an exchange traded fund that trades on the NYSE Arca under the ticker symbol “XLY.”

The Consumer Discretionary Select Sector SPDR® Fund seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Consumer Discretionary Select Sector Index. The Consumer Discretionary Select Sector Index is intended to give investors an efficient, modified market capitalization-based way to track the movements of certain public companies that are components of the S&P 500® Index and are involved in the development and production of consumer discretionary products. For more information about the Consumer Discretionary Select Sector Index, please see the section entitled “The S&P Select Sectors Indices –the Consumer Discretionary Select Sectors Index” in the accompanying underlying supplement No. 1 dated August 17, 2015.

Performance of the Basket

The following graph sets forth the historical performance of the Basket, retrospectively calculated from January 22, 2011 through January 22, 2016, assuming the level of the Basket on January 22, 2011 was 100 and the Basket Component Weightings were as specified in the Key Terms. The closing level of the Basket on any day during this period is calculated as if the level of the Basket were the Final Basket Level and such day were a Final Valuation Date (except that the Initial Basket Level would be 56.19 on January 22, 2011 if we assume the level of the Basket on January 22, 2016 was 100). For purposes of the warrants and the determination of the Cash Settlement Amount, the Initial Basket Level will be set equal to 100 on the Trade Date. The hypothetical historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the performance of the Basket on any day during the term of the warrants, including on the Final Valuation Date.

Historical Performance of the Basket Components

The following graphs set forth the historical performance of each Basket Component based on its daily closing prices from January 22, 2011 through January 22, 2016. We obtained the historical closing prices of the Basket Components below from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information. The historical closing prices of the Basket Components should not be taken as an indication of future performance, and no assurance can be given as to the Closing Prices of the Basket Components on the Final Valuation Date. We cannot give you assurance that the performance of the Basket Components will result in the return of any of your initial investment.

Financials Select Sector SPDR® Fund

The following graphs set forth the historical performance of the Financials Select Sector SPDR® Fund based on its daily closing prices from January 22, 2011 through January 22, 2016. The daily closing price of the Financials Select Sector SPDR® Fund on January 22, 2016 was $21.28.

Health Care Select Sector SPDR® Fund

The following graphs set forth the historical performance of the Health Care Select Sector SPDR® Fund based on its daily closing prices from January 22, 2011 through January 22, 2016. The daily closing price of the Financials Select Sector SPDR® Fund on January 22, 2016 was $67.85.

Consumer Discretionary Select Sector SPDR® Fund

The following graphs set forth the historical performance of the Consumer Discretionary Select Sector SPDR® Fund based on its daily closing prices from January 22, 2011 through January 22, 2016. The daily closing price of the Financials Select Sector SPDR® Fund on January 22, 2016 was $73.31.

General Terms of the Warrants

The following description of the terms of the warrants supplements the description of the general terms of the warrants set forth under the headings “Description of Warrants” in the accompanying prospectus supplement, prospectus addendum and prospectus. Capitalized terms used but not defined in this pricing supplement have the meanings assigned to them in the accompanying prospectus supplement, prospectus addendum or prospectus.

General

The warrants are unsecured contractual obligations of Deutsche Bank AG that are linked to an equally weighted basket of three exchange traded funds. The warrants will be issued by Deutsche Bank AG under the Warrant Agreement.

The warrants are our unsecured contractual obligations and will rank equally and pari passu with our other unsecured contractual obligations and with our unsecured and unsubordinated debt obligations, subject to any statutory priority regime of the jurisdiction of our incorporation (or, in the case of warrants issued by us through a branch, of the jurisdiction where the branch is established) that provides certain claims will be satisfied first in a resolution or German insolvency proceeding with respect to the issuer.

The warrants are not bank deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

The specific terms of the warrants are set forth under the heading “Key Terms” on the cover page of this pricing supplement and in the subsections below. Unless otherwise specified, any reference to the Basket Component or Tracked Index in this pricing supplement shall include any successor Basket Component or Successor Tracked Index (as defined below), as applicable.

Definitions

“Business Day” means any day other than a day that is (i) a Saturday or Sunday, (ii) a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) a day on which transactions in U.S. dollars are not conducted in the City of New York or London, England.

“Closing Price” for one share of a Basket Component (or one unit of any other security for which a closing price must be determined) on any Trading Day means:

•	if the Basket Component (or any such other security) is listed or admitted for trading on a U.S. national securities exchange, the last reported sale price for one share of the Basket Component (or any such other security), regular way, of the principal trading session on such day on the principal U.S. national securities exchange registered under the Exchange Act on which the Basket Component (or any such other security) is listed or admitted for trading;

•	if the Basket Component (or any such other security) is listed or admitted for trading on any U.S. national securities exchange but the last reported sale price is not available pursuant to the preceding bullet point, the last reported sale price for one share of the Basket Component (or any such other security) of the principal trading session on the over-the-counter market as reported on the OTC Bulletin Board (or any successor service) operated by the Financial Industry Regulatory Authority, Inc. on such day;

•	if the Basket Component (or any such other security) is not listed or admitted for trading on any U.S. national securities exchange but is included in the OTC Bulletin Board (or any successor service), the last reported sale price for one share of the Basket Component (or any such other security) of the principal trading session on the OTC Bulletin Board (or any successor service) on such day;

•	with respect to any such other security, if such security is issued by a foreign issuer and its closing price cannot be determined as set forth in the three bullet points above, and such security is listed or admitted to trading on a non-U.S. securities exchange or market, the last reported sale price, regular way, of the principal trading session on such day in the primary non-U.S. securities exchange or market on which such security is listed or admitted for trading; or

•	otherwise, if none of the above circumstances is applicable, the mean, as determined by the Calculation Agent, of the bid prices for one share of the Basket Component (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.

In each case above, multiplied by the then-current Share Adjustment Factor or adjusted otherwise as described below under “— Anti-Dilution Adjustments for Basket Components.”

“Relevant Exchange” means, for each Basket Component, the primary organized exchange or market of trading, as determined by the Calculation Agent, for (i) any security then included in, or any security issued by, such Basket Component or (ii) any futures or options contract or fund related to such Basket Component or to any security then included in such Basket Component.

“Trading Day” means, for each Basket Component and any securities included in, any security issued by, or any futures or options contract or exchange traded fund related to, such Basket Component, any day other than a day on which (i)(A) trading is generally not conducted on the Relevant Exchange for such Basket Component, security, futures or options contract or exchange traded fund (notwithstanding any such Relevant Exchange closing prior to its scheduled closing time) and/or (B) the Calculation Agent determines in its sole discretion that such non-trading materially interfered or interferes with our ability or the ability of any of our affiliates to establish, adjust or unwind all or a material portion of any hedge with respect to the warrants.

Adjustments to the Final Valuation Date and Expiration Date

If:

(a)	the Final Valuation Date is not a Trading Day with respect to any Basket Component; or

(b)	a Market Disruption Event with respect to any Basket Component occurs or is continuing on the Final Valuation Date,

then the Final Valuation Date for such disrupted Basket Component will be postponed to the immediately succeeding Trading Day on which no Market Disruption Event for such Basket Component occurs or is continuing. The Final Valuation Date for any Basket Component will not be postponed later than the fifth scheduled Trading Day after the date originally scheduled for such Valuation Date (the “Fifth Day”).

If the Final Valuation Date for a Basket Component is postponed to the Fifth Day and:

(a)	the Fifth Day is not a Trading Day with respect to such Basket Component; or

(b)	a Market Disruption Event for such Basket Component occurs or is continuing on the Fifth Day,

then, on the Fifth Day the Closing Price of such Basket Component will be determined by the Calculation Agent in good faith and in a commercially reasonable manner.

The Calculation Agent will then calculate the Final Basket Level using:

(a)	for Basket Components not disrupted on the original Final Valuation Date, the Closing Prices of such Basket Components on the original Final Valuation Date;

(b)	for Basket Components disrupted on the original Final Valuation Date but not disrupted on one or more Trading Days from the original Final Valuation Date to and including the Fifth Day, the Closing Prices of such Basket Components on the first Trading Day after the original Final Valuation Date on which no Market Disruption Event occurred or was continuing; and

(c)	for Basket Components disrupted from the original Final Valuation Date through the Fifth Day, the Calculation Agent’s determination of the Closing Prices of such Basket Components.

Consequences for Adjustments to the Final Valuation Date

If the scheduled Expiration Date is not a Business Day, then the Expiration Date will be the next succeeding Business Day following the scheduled Expiration Date. If an adjustment is made for a Market Disruption Event or a non-Trading Day that occurs on the Final Valuation Date, the Expiration Date will be postponed to a Business Day following the date on which the Calculation Agent determines the Final Basket Level (the “postponed Final Valuation Date”), so that the number of Business Days between the postponed Final Valuation Date and the postponed Expiration Date will be equal to the number of Business Days between the originally scheduled Final Valuation Date and Expiration Date. If the Expiration Date is postponed, any payment due on the Expiration Date will be paid on the Expiration Date as postponed, with the same force and effect as if the Expiration Date had not been postponed, but no interest will accrue or be payable as a result of the delayed payment.

Market Disruption Events

A “Market Disruption Event” means a determination by the Calculation Agent in its sole discretion that the occurrence or continuance of one or more of the following events materially interfered or interferes with our ability or the ability of any of our affiliates to establish, adjust or unwind all or a material portion of any hedge with respect to the warrants:

•	the occurrence or existence of a suspension, absence or material limitation of trading in shares of such Basket Component on the Relevant Exchange for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the Relevant Exchange as a result of which the reported trading prices for such Basket Component shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or

•	a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the market value of the portfolio investments of such Basket Component or the level of the Tracked Index of such Basket Component on the Relevant Exchanges for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such Relevant Exchanges; or

•	a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the market value of the portfolio investments of such Basket Component or the level of the Tracked Index of such Basket Component during the one hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or

•	a suspension, absence or material limitation of trading on any major market for trading in futures or options contracts or exchange traded funds related to such Basket Component or the Tracked Index of such Basket Component for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such market; or

•	a decision to permanently discontinue trading in the futures or options contracts or exchange traded funds related to such Basket Component or the Tracked Index of such Basket Component.

For the purpose of determining whether a Market Disruption Event with respect to such Basket Component exists at any time, if trading in a security included in such Basket Component or the Tracked Index of such Basket Component is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the market value of the portfolio investments of the disrupted Basket Component or the level of the Tracked Index of such Basket Component shall be based on a comparison of:

•	the portion of the market value of the portfolio investments of such Basket Component or the level of the Tracked Index of such Basket Component attributable to that security, relative to

•	the overall market value of the portfolio investments of such Basket Component or the level of the Tracked Index of such Basket Component,

in each case, immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event with respect to such Basket Component has occurred:

•	a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market;

•	limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization, the SEC or any other relevant authority of scope similar to NYSE Rule 80B as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts or exchange traded funds related to such Basket Component or the Tracked Index of such Basket Component by any major market for trading in such contracts or funds by reason of:

•	a price change exceeding limits set by such exchange or market;

•	an imbalance of orders relating to such contracts or funds; or

•	a disparity in bid and ask quotes relating to such contracts or funds will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange traded funds related to such Basket Component or the Tracked Index of such Basket Component; and

•	a “suspension, absence or material limitation of trading” on any Relevant Exchange or on any major market for trading in futures or options contracts or exchange traded funds related to such Basket Component or the Tracked Index of such Basket Component will not include any time when such market is itself closed for trading under ordinary circumstances.

Discontinuance of a Basket Component and/or its Tracked Index; Alteration of Method of Calculation

If a Basket Component is liquidated or otherwise terminated (a “Liquidation Event”), then any price of such Basket Component required for the purposes of the warrants will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing level of its Tracked Index (or any successor index to the Tracked Index, as described below) on any Relevant Date (taking into account any material changes in the method of calculating the Tracked Index following such Liquidation Event) times (ii) a fraction, the numerator of which is the closing price of the Basket Component and the denominator of which is the closing level of the Tracked Index (or any Successor Tracked Index, as described below), each determined as of the last day prior to the occurrence of the Liquidation Event on which a closing price of the Basket Component was available.

If the sponsor of a Tracked Index discontinues publication of such Tracked Index and the sponsor of the relevant Basket Component or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Tracked Index (such index being referred to herein as a “Successor Tracked Index”), then any subsequent closing level following a Liquidation Event on which the closing level must be taken for the purpose of the warrants, including the Final Valuation Date, will be determined by reference to the published level of such Successor Tracked Index at the regular weekday close of trading on any Trading Day, with such adjustment as the Calculation Agent deems necessary to take into account the different levels of the Tracked Index and such Successor Tracked Index at the time of such succession.

Upon any selection by the Calculation Agent of a Successor Tracked Index, the Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to DTC, as holder of the warrants, within three Business Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the warrants, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the sponsor of a Basket Component discontinues publication of such Basket Component’s Tracked Index prior to, and such discontinuance is continuing on, the Relevant Date following a Liquidation Event and the Calculation Agent determines, in its sole discretion, that no Successor Tracked Index is available at such time, then the Calculation Agent will determine the closing level of the Tracked Index for such date. Such closing level will be computed by the Calculation Agent in accordance with the formula for calculating the Tracked Index last in effect prior to such discontinuance, using the closing level (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing level) at the close of the principal trading session of the relevant exchange on the Relevant Date of each security most recently composing the Tracked Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Tracked Index may adversely affect the value of the warrants.

Anti-Dilution Adjustments for Basket Components

The Share Adjustment Factor for each Basket Component is subject to adjustment by the Calculation Agent as a result of the anti-dilution adjustments described in this section.

No adjustments to any Share Adjustment Factor will be required unless such Share Adjustment Factor adjustment would require a change of at least 0.1% of such Share Adjustment Factor then in effect. A Share Adjustment Factor resulting from any of the adjustments specified in this section will be rounded to the nearest one ten-thousandth with five one hundred-thousandths being rounded upward. The Calculation Agent will not be required to make any adjustments to the Share Adjustment Factor for a Basket Component after the close of business on the Final Valuation Date.

No adjustments to the Share Adjustment Factor for a Basket Component will be required other than those specified below. The adjustments specified in this section do not cover all events that could affect a Basket Component, and there may be events that could affect such Basket Component for which the Calculation Agent will not make any adjustments. Nevertheless, the Calculation Agent may, in its sole discretion, make additional adjustments to any terms of the warrants upon the occurrence of events that affect or could potentially affect the market price of, or shareholder rights in, a Basket Component, with a view to offsetting, to the extent practical, any such change, and preserving the relative investment risks of the warrants. In addition, the Calculation Agent may make adjustments or a series of adjustments that differ from those described herein if the Calculation Agent determines, in its sole discretion, that such adjustments do not properly reflect the economic consequences of the events specified in this pricing supplement or would not preserve the relative investment risks of the warrants. All determinations made by the Calculation Agent in making any adjustments to the terms of the warrants, including adjustments that are in addition to, or that differ from, those described in this pricing supplement, will be made in good faith and in a commercially reasonable manner, with the aim of ensuring an equitable result. In determining whether to make any adjustment to the terms of the warrants, the Calculation Agent may consider any adjustment made by the Options Clearing Corporation or any other derivatives clearing organization on options contracts on the affected Basket Component.

Share Splits and Reverse Share Splits

If the shares of a Basket Component are subject to a share split or reverse share split, then once such split has become effective, the Share Adjustment Factor, which will initially be set at 1.0, will be adjusted so that the new Share Adjustment Factor shall equal the product of:

(a)	the prior Share Adjustment Factor, and

(b)	the number of shares which a holder of one share of the Basket Component before the effective date of the share split or reverse share split would have owned or been entitled to receive immediately following the applicable effective date.

Share Dividends or Distributions

If a Basket Component is subject to a share dividend, i.e., an issuance of additional shares of such Basket Component that is given ratably to all or substantially all holders of shares of the Basket Component, then, once the dividend or distribution has become effective and the shares of the Basket Component are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the prior Share Adjustment Factor plus the product of:

(a)	the prior Share Adjustment Factor, and

(b)	the number of additional shares issued in the share dividend or distribution with respect to one share of the Basket Component.

Non-cash Distributions

If a Basket Component distributes shares of capital stock, evidences of indebtedness or other assets or property of such Basket Component to all or substantially all holders of shares of such Basket Component (other than (i) share dividends or distributions referred to under “— Share Dividends or Distributions” above and (ii) cash dividends referred to under “— Extraordinary Cash Dividends or Distributions” below), then, once the distribution has become effective and the shares of such Basket Component are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

(a)	the prior Share Adjustment Factor, and

(b)	a fraction, the numerator of which is the Current Market Price of one share of the Basket Component and the denominator of which is the amount by which such Current Market Price exceeds the Fair Market Value of such distribution.

The “Current Market Price” of a Basket Component means the arithmetic average of the closing prices of one share of a Basket Component for the ten Trading Days prior to the Trading Day immediately preceding the ex-dividend date of the distribution requiring an adjustment to the Share Adjustment Factor.

“Ex-dividend date” means the first Trading Day on which transactions in the shares of a Basket Component trade on the relevant exchange without the right to receive that cash dividend or other cash distribution.

The “Fair Market Value” of any such distribution means the per share value of such distribution on the ex-dividend date for such distribution, as determined by the Calculation Agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange, the Fair Market Value will equal the closing price of such distributed property on such ex-dividend date.

Extraordinary Cash Dividends or Distributions

A dividend or other distribution consisting exclusively of cash to all or substantially all holders of shares of a Basket Component will be deemed to be an extraordinary cash dividend if its per share value exceeds that of the immediately preceding non-extraordinary cash dividend, if any, for such Basket Component by an amount equal to at least 10% of the closing price of such Basket Component on the first Trading Day immediately preceding the ex-dividend date.

If an extraordinary cash dividend occurs, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

(a)	the prior Share Adjustment Factor, and

(b)	a fraction, the numerator of which is the closing price of the Basket Component on the Trading Day before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the per share extraordinary dividend amount.

Calculation Agent

Deutsche Bank AG, London Branch will act as the calculation agent (the “Calculation Agent”). The Calculation Agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the warrants on any relevant date or time. The Calculation Agent will also be responsible for determining whether there has been a Market Disruption Event or a discontinuation of a Basket Component and whether or not any adjustments to the Share Adjustment Factor applicable to any Basket Component should be made. Unless otherwise provided in this pricing supplement, all determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the warrant agent and us. We may appoint a different Calculation Agent from time to time after the Trade Date without your consent and without notifying you.

The Calculation Agent will provide written notice to the warrant agent at its New York office, on which notice the warrant agent may conclusively rely, of the amount to be paid on the Expiration Date, on or prior to 11:00 a.m. on the Business Day preceding the Expiration Date.

All calculations with respect to the level of the Basket and the Basket Strike Return will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all U.S. dollar amounts related to determination of the payment per warrant on the Expiration Date, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all U.S. dollar amounts paid on the aggregate Notional Amount of warrants per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Modification

Under the heading “Description of Warrants — Significant Provisions of the Warrant Agreement” in the accompanying prospectus supplement is a description of when the consent of each affected holder of warrants is required to modify the Warrant Agreement.

Listing

The warrants will not be listed on any securities exchange.

Book-Entry Only Issuance — The Depository Trust Company

DTC will act as depositary for the warrants. The warrants will be issued only as fully-registered warrants registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global warrant certificates, representing the aggregate number or Notional Amount of the warrants, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Warrants — Book-Entry Only Issuance — The Depository Trust Company.”

Warrant Agent

Payment of amounts due upon expiration of the warrants will be payable and the transfer of the warrants will be registrable at the office of Deutsche Bank Trust Company Americas in The City of New York.

Registration of transfers of the warrants will be effected without charge by or on behalf of DBTCA, but upon payment (with the giving of such indemnity as DBTCA may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The warrants will be governed by and interpreted in accordance with the laws of the State of New York, excluding choice of law provisions, except as may otherwise be required by mandatory provisions of law.

Use of Proceeds; Hedging

The net proceeds we receive from the sale of the warrants will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the warrants, as more particularly described in “Use of Proceeds” in the accompanying prospectus. The Warrant Premium includes each agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the warrants and the estimated cost of hedging our obligations under the warrants. The estimated cost of hedging includes the profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the warrants. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

On or prior to the Trade Date, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the warrants by taking positions in the Basket Components, or instruments whose value is derived from the Basket Components. While we cannot predict an outcome, such hedging activity or other hedging or investment activity could potentially adversely affect the level of the Basket, which could adversely affect your return on the warrants. Similarly, the unwinding of our or our affiliates’ hedges near or on the Final Valuation Date could decrease the closing prices of the Basket Components on such dates, which could have an adverse effect on the value of the warrants. From time to time, prior to expiration of the warrants, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Basket Components, or instruments whose value is derived from the Basket Components. Although we have no reason to believe that any of these activities will have a material impact on the level of the Basket or the value of the warrants, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No warrant holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

Supplemental Plan of Distribution

Under the terms and subject to the conditions contained in the Distribution Agreement entered into between Deutsche Bank AG and each of JPMS LLC and JPMorgan Chase Bank, N.A., as agents (each, an “agent” and collectively, the “agents”), each agent will agree to purchase, and we will agree to sell, the aggregate amount of warrants set forth on the cover page of the relevant pricing supplement containing the final pricing terms of the warrants. Each agent proposes initially to offer the warrants directly to the public at the public offering price set forth herein. After the initial offering of the warrants, each agent may vary the offering price and other selling terms from time to time.

JPMS LLC and JPMorgan Chase Bank, N.A., acting as agents for Deutsche Bank AG, will receive a selling concession in connection with the sale of the warrants of up to 0.50% of the Notional Amount or $5.00 per warrant. The agents may sell all or a part of the warrants that it purchases from us to its affiliates or certain dealers at the price to the public indicated on the cover of this pricing supplement, minus a concession not to exceed the discounts and commissions as set forth above.

Secondary market offers and sales, if any, will be made at prices related to market prices at the time of such offer or sale; accordingly, the agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the warrants, the agents may engage in transactions that stabilize, maintain or otherwise affect the price of the warrants. Specifically, the agents may sell more warrants than it is obligated to purchase in connection with the offering, creating a naked short position in the warrants for its own account. The agents must close out any naked short position by purchasing the warrants in the open market. A naked short position is more likely to be created if the agents are concerned that there may be downward pressure on the price of the warrants in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agents may bid for, and purchase, warrants in the open market to stabilize the price of the warrants. Any of these activities may raise or maintain the market price of the warrants above independent market levels or prevent or retard a decline in the market price of the warrants. The agents are not required to engage in these activities, and may end any of these activities at any time.

No action has been or will be taken by us, JPMS LLC, JPMorgan Chase Bank, N.A. or any dealer that would permit a public offering of the warrants or possession or distribution of this pricing supplement or the accompanying underlying supplement, prospectus supplement, prospectus addendum or prospectus, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the warrants, or distribution of this pricing supplement or the accompanying underlying supplement, prospectus supplement, prospectus addendum or prospectus or any other offering material relating to the warrants, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the agents or any dealer.

Each agent has represented and agreed, and any other agent through which we may offer the warrants will represent and agree, that if any warrants are to be offered outside the United States, it will not offer or sell any such warrants in any jurisdiction if such offer or sale would not be in compliance with any applicable law or regulation or if any consent, approval or permission is needed for such offer or sale by it or for or on behalf of the Issuer unless such consent, approval or permission has been previously obtained and such agent will obtain any consent, approval or permission required by it for the subscription, offer, sale or delivery of the warrants, or the distribution of any offering materials, under the laws and regulations in force in any jurisdiction to which it is subject or in or from which it makes any subscription, offer, sale or delivery.

Settlement

We expect to deliver the warrants against payment for the warrants on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the warrants more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.